Sweetwater Resources Announces Name and Symbol Change

LAS VEGAS, NV--(Marketwire -07/09/12)- Sweetwater Resources Inc. (the "Company" or "Sweetwater") (CTDT) (CTDT) has changed its name to "Centaurus Diamond Technologies Inc." (or "Centaurus") and will now trade under the new symbol (OTC.BB:CTDT) (OTCQB:CTDT)

Sweetwater Resources Inc. has been granted permission to change its name to Centaurus Diamond Technologies Inc. to better reflect the nature of its core business. As a result of the name change the company has changed its symbol from SWTR to CTDT on the OTC BB and OTC QB markets. The company remains focused upon the perfection of its process for the manufacture of cultured, industrial diamonds.

Mr. Alvin Snaper, President of Centaurus Diamond Technologies Inc. stated: "We are very pleased that FINRA has granted our name and symbol change to more accurately reflect the true nature of our business which is to manufacture diamonds that are chemically, atomically and structurally identical to a diamond created by nature."

Information can still be found on the company website located at: http://www.sweetwaterresourcesinc.com

About Sweetwater Resources Ltd.

Sweetwater has acquired 100% of Centaurus Diamond Technologies Inc. Centaurus has been established to fully commercialize its proprietary, cost-efficient and high-volume diamond production method to provide industrial quality diamonds. The Company's patented technology enables the production of "cultured" diamonds that are chemically, atomically, and structurally identical to natural diamonds. The gemological Institute of America has tested the Company's "cultured" diamonds and has confirmed they are diamonds according to their testing protocols.

On behalf of the Board of Directors,

Mr. Alvin Snaper, President
Contact:
For further information, please contact:
American Capital Ventures
Tel: 1-305-918-7000